Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
FalconStor Software, Inc.:

We consent to the incorporation by reference in the registration statements (numbers 333-69834, 333-103925, 333-125126, 333-139032, and 333-145475) filed on Form S-8 and in the registration statement (number 333-69830) filed on Form S-3 of FalconStor Software, Inc. of our reports, dated March 12, 2008, with respect to the consolidated balance sheets of FalconStor Software, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of FalconStor Software, Inc. Our report on the Company's consolidated financial statements, dated March 12, 2008, refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment”, as of January 1, 2006.

   /s/  KPMG LLP

Melville, New York
March 12, 2008